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                 March 22, 2021

       Steven Humphreys
       Chief Executive Officer
       Identiv, Inc.
       2201 Walnut Avenue, Suite 100
       Fremont, California 94538

                                                        Re: Identiv, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 18,
2021
                                                            File No. 333-254423

       Dear Mr. Humphreys:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Gabriella Lombardi